Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for June 30, 2011. Net assets of the Fund were unaffected by the reclassifications.

Reduction                                          Reduction
                       to Accumulated                          to Accumulated Net
                           Increase                               Net Investment                                    Realized Gain
           to Paid-in Capital                                                  Loss                                on Investments4
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                     $45,777,297                                    $103,976,230                                      $149,753,527

4. $45,777,297, all of which was long-term capital gain, was distributed in connection with Fund share redemptions.